Exhibit 99.1

Willis Group Declares Regular Quarterly Dividend and Announces New $300 Million Stock Buy Back Plan

    NEW YORK--(BUSINESS WIRE)--April 27, 2005--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, today announced that the Board of Directors approved a USD300 million stock buy back plan.
    The buyback is an open-ended plan to purchase, from time to time in the open market or through negotiated trades with persons who are not affiliates of the Company, shares of the Company's common stock.
    This authorization replaces the Company's previously announced buy back plan of USD500 million.
    Separately, the Board of Directors declared a regular quarterly cash dividend on the Company's common stock of USD0.215 per share, an annual rate of USD0.86 per share. The dividend is payable on July 14, 2005 to shareholders of record on June 30, 2005.

    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in over 100 countries, its global team of 14,500 Associates serves clients in 180 countries. Additional information on Willis may be found on its web site: www.willis.com.

    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, 212-837-0880
             calaiaro_ke@willis.com
             or
             Media:
             Dan Prince, 212-837-0806
             prince_da@willis.com